EXHIBIT 16.1 TO FORM 8-K

June 6, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7561

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 6, 2005, of BancFirst Corporation and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young LLP